Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
•Registration Statement (Form S-8 No. 333-261394) pertaining to the Eastern Bankshares, Inc. 2021 Equity Incentive Plan,
•Registration Statement (Form S-8 No. 333-251547) pertaining to the Eastern Bank 401(k) Plan, and
•Registration Statement (Form S-4 No. 333-288117) of Eastern Bankshares, Inc., as amended by that certain Post-Effective Amendment on Form S-8;
of our report dated June 23, 2026, relating to our audit of the financial statements and supplemental schedule of the Eastern Bank 401(k) Plan, which appears in this Annual Report on Form 11-K of Eastern Bank 401(k) Plan for the year ended December 31, 2025.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
June 23, 2026